Exhibit 107
Calculation of Filing Fee Tables
Table 1 - Transaction Valuation

		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$1,234,494,472.66	0.00013810	$170,483.69
Fees Previously Paid		—		—
Total Transaction Valuation		$1,234,494,472.66
Total Fees Due for Filing				$170,483.69
Total Fees Previously Paid				$0.00
Total Fee Offsets				$0.00
Net Fee Due				$170,483.69

Offering Note

(1)
Aggregate number of securities to which transaction applies: As of December 11, 2025, the maximum number of shares of TreeHouse Foods, Inc.’s common stock, par value $0.01 per share (the “TreeHouse Foods Common Stock”), to which this transaction applies is estimated to be 51,739,081, which consists of (1) 50,477,108 shares of TreeHouse Foods Common Stock entitled to receive the estimated per share merger consideration of up to $23.86, which consists of (i) $22.50 in cash and (ii) an implied value for each contingent value right of $1.36, computed by subtracting the $22.50 per share cash consideration from $23.86, the average of the high and low prices per share of TreeHouse Foods Common Stock on the New York Stock Exchange as of December 11, 2025, a date within five business days prior to filing; (2) 908,642 shares of TreeHouse Foods Common Stock underlying outstanding time-based restricted stock units, which may be entitled to receive the estimated per share merger consideration of $23.86; and (3) 353,331 shares of TreeHouse Foods Common Stock underlying outstanding performance share units, which may be entitled to receive the estimated per share merger consideration of $23.86 (assuming that 130% of target level of performance has been achieved). The underlying value of the transaction, as computed pursuant to Exchange Act Rule 0-11 and estimated solely for purposes of calculating the filing fee, as of December 11, 2025, was calculated based on the sum of (1) the product of 50,477,108 shares of TreeHouse Foods Common Stock and the estimated per share merger consideration of $23.86; (2) the product of 908,642 shares of TreeHouse Foods Common Stock underlying outstanding time-based restricted stock units and the estimated per share merger consideration of $23.86; and (3) the product of 353,331 shares of TreeHouse Foods Common Stock underlying outstanding performance share units (assuming that 130% of target level of performance has been achieved) and the estimated per share merger consideration of $23.86. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00013810.